SECOND AMENDMENT AND WAIVER TO SENIOR SECURED NOTE

This SECOND AMENDMENT AND WAIVER TO SENIOR SECURED NOTE (this “Amendment”) amends that Senior Secured Note due January 30, 2010, as amended on February 12, 2008 (the “Secured Note”) issued pursuant to the Securities Purchase Agreement, dated July 30, 2007 (the “Purchase Agreement”) by and among TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the “Company”), certain subsidiaries of the Company and VALUEACT SMALLCAP MASTER FUND, L.P. (the “Investor”) and is made and entered into as of October 23, 2008 by and between the Company and the Investor. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Secured Note.

WITNESSETH:

WHEREAS, the Company and the Investor desire to amend certain provisions of the Secured Note and to waive compliance with certain provisions of the Secured Note.

WHEREAS, Section 13 of the Secured Note provides that the terms thereof may be amended or waived only pursuant to a written instrument executed by the Company and the holders of 75% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

WHEREAS, the Investor owns 100% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Waiver.

1.1 Waiver of Section 5. The Investor hereby waives compliance with the covenants set forth in Section 5 of the Secured Note with respect to the issuance by Guarantor to the Sellers (as defined below) of that certain promissory note in the principal amount of $5,375,000 in connection with that certain Stock Purchase Agreement, entered into by and among Guarantor, Jack Cresswell (“Cresswell”), Nathaniel MacLeitch (“MacLeitch”) and the shareholders of AMV Holding Limited (“AMV”) signatories thereto (together with Cresswell and MacLeitch, the “Sellers”), dated as of October 8, 2008, relating to Guarantor’s acquisition of 100% of the share capital of AMV and 80% of the share capital of Fierce Media Limited (the “Purchase Agreement”).

2. Amendment.

2.1 Amendment to Section 1. Section 1 of the Secured Note is hereby amended by adding the following new paragraph after the fourth paragraph of Section 1:

“PIK Election. Notwithstanding anything to the contrary set forth herein, the Company may, at its option, in lieu of making any cash payments to the Investor with respect to the two Interest Payment Dates occurring on January 1, 2009 and July 1, 2009, elect that the amount of any Interest due and payable on such dates be added to the principal amount then due under this Note. An election by the Company to pay the Interest on any Interest Payment Date by adding the amount of such payment to the Principal under this Note is hereafter referred to as a “PIK Election.” The Company shall provide written notice of a PIK Election to the Investor not less than five days prior to the Interest Payment Date to which such PIK Election relates.”

2.2  Amendment to Section 1. Section 1 of the Secured Note is hereby amended by adding the following language to the end of Section 1:

“If the Company makes any payments of principal due under the Note on October 23, 2008 up to an aggregate principal payment of FIVE MILLION DOLLARS ($5,000,000), an equivalent amount of principal shall automatically be converted into fully paid and nonassessable shares of common stock, par value $0.0001 per share (the “Mandalay Common Stock”) of Mandalay Media, Inc., the Company’s parent company, at a price per share equal to $2.67 (the “Conversion”).

In connection with any Conversion, the Company shall send a written conversion notice to the Investor. Such notice shall state the date on which the Conversion became effective and all instructions and materials necessary to enable Investor to receive the certificate(s) representing the shares of Mandalay Common Stock into which such principal amount due under this Note has been converted.

If required by the Company, Investor shall deliver an instrument of cancellation executed by the Investor in form and substance reasonably acceptable to the Company evidencing the payment of the principal amount due under this Note that has been converted into Mandalay Common Stock.

The Company shall, promptly after the date of Conversion, issue and deliver to such holder of this Note, or to his or its nominees, a certificate or certificates for the number of shares of Mandalay Common Stock to which such holder shall be entitled. The Investor shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of Mandalay Media, Inc., either at law or in equity, except as provided in this Note.

2.3 Amendment to Section 3. The Secured Note is hereby amended by adding the following paragraph to Section 3:

“(m) Guarantor shall fail to observe its covenant contained in Section 6 of this Note.”

2.4 Amendment to Section 5. The Secured Note is hereby amended by deleting the first two sentences following Section 5(e) and replacing such text with the following:

“The Company and Mandalay Media, Inc., the Company’s parent corporation (the “Guarantor”), collectively shall (a) not be required to maintain any minimum cash balance until April 23, 2009, (b) maintain a cash balance of not less than $4,000,000 from April 24, 2009 until July 23, 2009 and (c) maintain a cash balance of not less than $5,000,000 on and after July 24, 2009, to be held in a “deposit account”, as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), free and clear of all Liens except as set forth in the Guarantee and Security Agreement and will provide the Investor with reasonable proof of such cash balance as reasonably requested by the Investor from time to time.”

2.5 Amendment to Section 6(a)(v). The Secured Note is hereby amended by replacing the text of Section 6(a)(v) with the following:

“Indebtedness in connection with a receivables facility not in excess of the lesser of (x) $10,000,000 or (y) 85% of the Net Receivables Balance (as defined in the Guarantee and Security Agreement) at any point in time, which Indebtedness shall rank pari passu in right of payment to the Notes, provided, that, notwithstanding anything to the contrary set forth herein, Investor acknowledges and agrees that (and shall take all action reasonably necessary to ensure that) the Receivables (as defined in the Guarantee and Security Agreement) of the Company used to procure and maintain such receivables facility shall not be subject to any Lien of Investor (the “Receivables Facility”) during the term of such Receivables Facility,”

2.6 Amendment to Section 6. The Secured Note is hereby amended by adding the following language to the end of Section 6:

“Until all principal and interest and any other amounts due and payable under this Note have been paid in full in cash, Guarantor shall not, and shall not permit any Subsidiary to, without the prior written approval of the Investor holding a majority in principal amount of the Notes, prepay any Indebtedness incurred pursuant to that certain promissory note issued by Guarantor to Nathan MacLeitch, Jack Cresswell and the shareholders of AMV Holding Limited in the principal amount of FIVE MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($5,375,000) on October 23, 2008 (the “Promissory Note”) other than prepayments with proceeds raised in an equity financing by Guarantor and subject to the terms and conditions set forth in Section 1(c) and Section 1(d) of the Promissory Note.”

3. Costs and Expenses. The Company agrees to pay for the reasonable legal expenses of the Investor for the negotiation and preparation of this Amendment in the aggregate amount of up to $100,000.

4. Effectiveness of this Amendment. This Amendment shall have no force or effect until immediately prior to the Closing (as defined in the Purchase Agreement).

5. Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Secured Note shall remain in full force and effect.

6. Effect. Unless the context otherwise requires, the Secured Note and this Amendment shall be read together and shall have effect as if the provisions of the Secured Note and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Secured Note to “this Note,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Secured Note shall mean the Secured Note as modified by this Amendment.

7. Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

THE COMPANY:

TWISTBOX ENTERTAINMENT, INC.

	By:	/s/ Ian Aaron
	Name:	Ian Aaron
	Title:	President and Chief Executive Officer

INVESTOR:
VALUEACT SMALLCAP MASTER FUND, L.P.,
By VA Smallcap Partners, LLC, its General Partner

	By:	/s/ David Lockwood
	Name:	David Lockwood
	Title:	Managing Member

MANDALAY MEDIA, INC.

	By:	/s/ James Lefkowitz
	Name:	James Lefkowitz
	Title:	President